Exhibit (a)(1)(A)

GRANITE CITY FOOD & BREWERY LTD.

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS

This document constitutes part of the prospectus relating to the Granite City Food & Brewery Ltd. Amended and Restated Equity Incentive Plan,

covering securities that have been registered under the Securities Act of 1933, as amended.

May 25, 2011

GRANITE CITY FOOD & BREWERY LTD.

Offer to Exchange Certain Outstanding Options for New Options

This offer and the related withdrawal rights will expire at Midnight, Eastern Time,

on June 23, 2011, unless we extend the expiration date.

By this offer, Granite City Food & Brewery Ltd. (“Granite City,” “we,” “our” or “us”) is giving eligible employees, including executive officers, the opportunity to exchange outstanding options with an exercise price in excess of $6.00 per share for the same number of new options granted under our Amended and Restated Equity Incentive Plan (the “Plan”) with an exercise price of $2.00 per share.  Eligible employees will have the opportunity to exchange these options for new options regardless of whether the options are vested or unvested.

We will promptly deliver new options following the expiration of the offer.  The grant date of the new options is December 28, 2010, the date on which our compensation committee approved the exchange, subject to shareholder approval.  Our shareholders approved the option exchange on May 10, 2011.  The exercise price of the new options is greater than the closing price of one share of our common stock on the new grant date.  The expiration date of this offer will be June 23, 2011, unless we extend the expiration date.

The new options will vest in full on December 28, 2011, subject to your continued employment with Granite City through such date and subject to the terms of your new option agreement.

Our common stock is traded on the NASDAQ Capital Market under the symbol “GCFB.”  On May 18, 2011, the closing price of one share of our common stock was $3.80.  You should evaluate the risks related to our business, our common stock, and this offer, and review current market quotes for our common stock, among other factors, before deciding whether to participate in this offer.

This offer is not conditioned on a minimum number of options being submitted for exchange or a minimum number of eligible employees participating.  However, this offer is subject to various conditions described in Section 7 of this Offer to Exchange Certain Outstanding Options for New Options (the “Offer to Exchange”).

See “Risks of Participating in the Offer” beginning on page 9 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you choose to participate in the offer, you must deliver a properly completed election form via facsimile or e-mail (via PDF or similar imaged document file) before the deadline, currently expected to be at Midnight, Eastern Time, on June 23, 2011, to:

Monica A. Underwood

Vice President of Finance

Granite City Food & Brewery Ltd.

Fax: (952) 215-0671

E-mail:  munderwood@gcfb.net

Only responses that are complete, signed and actually received by Granite City by the deadline will be accepted.  Granite City intends to confirm the receipt of your election form and/or any withdrawal form by e-mail or

U.S. mail within two business days.  If you have not received a confirmation, it is your responsibility to confirm that we have received your election form and/or withdrawal form.  Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer.  Any representation to the contrary is a criminal offense.

You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to either James G. Gilbertson by phone at (952) 215-0676 or by e-mail at jgilbertson@gcfb.net or Monica A. Underwood by phone at (952) 215-0662 or by e-mail at munderwood@gcfb.net.

Neither Granite City nor its employees will provide tax advice specific to an individual’s circumstances or make any recommendation.  We recommend that you discuss the personal tax consequences of this offer with your personal financial, legal and/or tax advisor.

Offer to Exchange dated May 25, 2011

You should rely only on the information contained or incorporated by reference in this Offer to Exchange or documents to which we have referred you.  We have not authorized anyone to provide you with different information.  We are not making an offer of the new options in any jurisdiction where the offer is not permitted.  However, we may, at our discretion, take any actions necessary for us to make the offer to holders of options in any of these jurisdictions.  You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date shown on the first page of this Offer to Exchange.  This Offer to Exchange summarizes various documents and other information.  These summaries are qualified in their entirety by reference to the documents and information to which they relate.

TABLE OF CONTENTS

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS		1

RISKS OF PARTICIPATING IN THE OFFER		9

THE OFFER		20

1.	Eligibility	20

2.	Number of options; expiration date	20

3.	Purposes of the offer	21

4.	Procedures for electing to exchange options	22

5.	Withdrawal rights and change of election	23

6.	Acceptance of options for exchange and issuance of new options	24

7.	Conditions of the offer	25

8.	Price range of shares underlying the options	27

9.	Source and amount of consideration; terms of new options	27

10.	Information concerning Granite City	30

11.	Interests of directors and executive officers; transactions and arrangements concerning the options	31

12.	Status of options acquired by us in the offer; accounting consequences of the offer	32

13.	Legal matters; regulatory approvals	33

14.	Material U.S. federal income tax consequences	33

15.	Extension of offer; termination; amendment	35

16.	Fees and expenses	36

17.	Additional information	36

18.	Financial statements	37

19.	Miscellaneous	37

SCHEDULE A	INFORMATION CONCERNING EXECUTIVE OFFICERS, DIRECTORS AND CONTROL PERSONS OF GRANITE CITY FOOD & BREWERY LTD.	A-1

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer.  You should read carefully this entire Offer to Exchange, the accompanying cover letter from Robert J. Doran, our Chief Executive Officer, dated May 25, 2011, and the election and withdrawal forms together with their associated instructions.  This offer is made subject to the terms and conditions of these documents, as they may be amended from time to time.  The information in this summary is not complete.  Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents.  We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.                            What is the offer?

A1.                             This offer is a voluntary opportunity for eligible employees to exchange outstanding options with an exercise price in excess of $6.00 per share for the same number of new options granted under the Plan with an exercise price of $2.00 per share.

The following are some terms that are frequently used in this Offer to Exchange.

“business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Central Time.

“cancellation date” refers to the same calendar day as the expiration date.  This is the date when exchanged options will be cancelled.  The cancellation date will be June 23, 2011, unless we extend the expiration date.

“change in control” refers to a “Change in Control” as defined in the Plan.

“Code” refers to the Internal Revenue Code of 1986, as amended.

“common stock” refers to Granite City Food & Brewery Ltd. common stock.

“eligible employee” refers to an employee (including an executive officer) of Granite City as of the commencement of the offer who remains an employee of Granite City through the expiration date.

“eligible options” refers to options to purchase shares of Granite City’s common stock with an exercise price in excess of $6.00 per share that remain outstanding and unexercised as of the expiration date.

“exchanged options” refers to all options that you exchange pursuant to this offer.

“executive officers” refers to those officers of Granite City listed on Schedule A to this Offer to Exchange.

“expiration date” refers to the date and time that this offer expires.  The expiration date will be June 23, 2011, at Midnight, Eastern Time, unless we extend the expiration date.  We may extend the expiration date at our discretion.  If we extend the offering period, the term “expiration date” will refer to the time and date at which the extended offer expires.

“new grant date” refers to the date on which the new options were granted, namely December 28, 2010.

“new options” refers to the options granted in connection with this offer.  The new options were granted on the new grant date pursuant to the Plan and subject to the terms and conditions of a new option agreement between you and Granite City.  Each new option granted pursuant to this offer retains the same status as the eligible option it replaces to the extent permissible under the law (e.g., if an eligible option was intended to be an incentive stock option within the meaning of Code Section 422, then the new option is an incentive stock option to the extent permissible under the law).

“new option exercise price” refers to the exercise price per share at which new options may be exercised to purchase Granite City common stock, namely $2.00 per share.  The new option exercise price is greater than the closing price of one share of our common stock as quoted by the NASDAQ Capital Market on the new grant date.  As a result, our compensation committee determined that the new option exercise price represents “fair market value” under the Plan.

“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date.  This period will commence on May 25, 2011, and will end at Midnight, Eastern Time, on June 23, 2011, unless we extend the expiration date.

“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Options for New Options.

“option” refers to an option to purchase shares of Granite City’s common stock.

“Plan” refers to Granite City’s Amended and Restated Equity Incentive Plan.

Q2.                            How do I participate in this offer?

A2.                             If you choose to participate in this offer, you must do the following before Midnight, Eastern Time, on the expiration date (currently expected to be June 23, 2011):

1.             Properly complete and sign the enclosed election form.

2.             Deliver the properly completed and signed election form via facsimile or e-mail (via PDF or similar imaged document file) to:

Monica A. Underwood

Vice President of Finance

Granite City Food & Brewery Ltd.

Fax: (952) 215-0671

E-mail:  munderwood@gcfb.net

You should note that if you elect to participate in the exchange offer, you may pick and choose which eligible options you elect to exchange.  But if you elect to exchange an individual eligible option grant, the entire eligible portion of the grant must be exchanged.  To help you recall your eligible options and give you the information necessary to make an informed decision, we will distribute to you a summary of your eligible options.  This will list your eligible options, the grant date of your options, the vesting status of your options, the exercise price of your options, the stock plan under which your options were granted, and the number of shares subject to your options.

This is a one-time offer, and we will strictly enforce the offering period.  We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept.  Subject to the terms and conditions of this offer, we will accept all properly tendered eligible options promptly after the expiration of this offer.  (See Section 4)

We may extend this offer.  If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 8:30 a.m., Central Time, on the business day following the previously scheduled expiration date.

The delivery of all documents, including election forms and withdrawal forms, is at your risk.  Granite City intends to confirm the receipt of your election form and/or any withdrawal form by e-mail or U.S. mail within two business days.  If you have not received a confirmation, it is your responsibility to confirm that we have received your election form and/or any withdrawal form.  Only responses that are complete, signed and actually received by Granite City by the deadline will be accepted.  Responses submitted by any other means, including hand delivery, interoffice or U.S.

mail (or other post) and Federal Express (or similar delivery service), are not permitted.  (See Section 4)

Q3.                            If I do want to participate in this offer, am I required to return my original stock option agreement(s) for my eligible options?

A3.                             No.  You do not have to return your original stock option agreement(s) for your eligible options if you would like to participate in this offer.

Q4.                            How many new options will I receive for the eligible options that I exchange?

A4.                             The number of new options that you receive will be the same as the number of eligible options you exchange.  (See Section 2)

Q5.                            Who may participate in this offer?

A5.                             You may participate in this offer if you are an eligible employee (including an executive officer) of Granite City at the time of this offer and you remain an eligible employee of Granite City through the expiration date.  Only eligible employees as of the start of the offer and on the expiration date will be eligible to participate.  (See Section 1)

Q6.                            Why is Granite City making this offer?

A6.                             We are making this offer to restore the retention and incentive benefits of our equity awards.  We believe that this offer will foster employee retention and better align the interests of our employees and shareholders by incentivizing employees to maximize shareholder value.  We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees.  Our stock price, like that of many other companies in the restaurant industry, has declined significantly over the past several years.  In the same fashion as other companies, we have been impacted by the volatility in the financial and stock markets and declining consumer confidence, as well as other macro-economic factors.  As a result of these factors, some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock.  These options are commonly referred to as being “underwater.”  By making this offer, we intend to provide eligible employees with the opportunity to receive new options that have a greater retention value because the new options will have an exercise price that is lower than the underwater options.  (See Section 3)

Q7.                            Which of my options are eligible?

A7.                            Your eligible options are those options to purchase shares of common stock of Granite City with an exercise price in excess of $6.00 per share that remain outstanding and unexercised as of the expiration date.  To help you recall your eligible options and give you the information necessary to make an informed decision, we will distribute to you a summary of your eligible options.  This will list your eligible options, the grant date of your options, the vesting status of your options, the exercise price of your options, the stock plan under which your options were granted, and the number of shares subject to your options.  (See Section 2)

Q8.                            Are there circumstances under which I will not be granted new options?

A8.                             Yes.  If, for any reason, you no longer are an eligible employee of Granite City on the expiration date, you will not receive any new options.  Instead, you will keep your current eligible options and the options will vest and expire in accordance with their terms.  Except as provided by applicable law and/or any employment agreement between you and Granite City, your service with Granite City will remain “at-will” regardless of your participation in the offer and can be terminated by you or Granite City at any time with or without cause or notice.  (See Section 1)

Moreover, even if we accept your eligible options, we will not deliver new options to you if we are prohibited from doing so by applicable laws.  For example, we could become prohibited from delivering new options as a result of changes in the SEC or any other applicable rules which may be adopted by the NASDAQ Stock Market.  We do not anticipate any such prohibitions at this time.  If this were to occur, we would return the eligible options that you surrendered with respect to those new options that we are prohibited from delivering.  (See Section 13)

In addition, if you hold an option that expires after the commencement of, but before the expiration of, this offer, that particular option is not eligible for exchange.  As a result, if you hold options that expire before the currently scheduled expiration date or, if we extend the offer period such that the expiration date is a later date and you hold options that expire before the rescheduled expiration date, those options will not be eligible for exchange and such options will continue to be governed by their original terms.  (See Section 15)

Q9.                            Am I required to participate in this option exchange?

A9.                             No.  Participation in this offer is completely voluntary.  To help give you the tools to make an informed decision, we will provide you with a schedule listing of all of your eligible options.  (See Section 2)

Q10.                     If I exchange eligible options, what will the exercise price of my new options be?

A10.                       The exercise price of your new options will be $2.00 per share, representing a price in excess of the “fair market value” of Granite City’s common stock on the new grant date.  (See Section 9)

Q11.                     If I exchange eligible options, when will my new options vest?

A11.                       The vesting schedule of your eligible options will no longer apply, and your new options will instead vest in full on December 28, 2011, one year following the date of approval of the option exchange by our compensation committee.  Consequently, even if you exchange eligible options that vested prior to the expiration of this offer, the new options granted in exchange for such eligible options will be unvested and subject to a new vesting schedule.  None of the new options will be vested on the expiration date.  Vesting is also generally subject to your continued employment with Granite City through the vesting date.  If your employment with us terminates for any reason before your new options fully vest, your new options will generally expire unvested.  New options that do not vest will be forfeited.  (See Section 9)

The term of the new options will be the same as that which applied to the eligible options before the exchange.  A new option may, however, expire earlier than its maximum term.  For instance, a new option may expire earlier in connection with your termination of employment with Granite City.  All of the circumstances in which your new option will expire prior to the maximum term of such option are described in your new option agreement and the Plan.

Q12.                     If I participate in this offer, do I have to exchange all of my eligible options?

A12.                       No.  You may pick and choose which of your eligible option grants you wish to exchange.  This means that you may not elect to exchange only some of the shares covered by any particular eligible option grant.  However, you may elect to exchange the entire remaining portion of any eligible option grant that you have partially exercised.  The result is that you may elect to exchange one or more of your eligible option grants, but you must elect to exchange the entire unexercised portion of a given grant or none of the shares for that particular grant.  (See Section 2)

Q13.                     What happens if I have an option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A13.                       If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. As you are the legal owner of the eligible option, Granite City will respect an election properly made by you and accepted by Granite City and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election.  (See Section 2)

Q14.                     When will I receive my new options?

A14.                       We will promptly deliver the new options following the expiration of the offer.  You will be able to exercise your new options when and if your new options vest.  (See Section 6)

Q15.                     When will my exchanged options be cancelled?

A15.                       Your exchanged options will be cancelled following the expiration of the offer, but on the same calendar day as the expiration date.  We refer to this date as the cancellation date.  We expect that the cancellation date will be June 23, 2011, unless we extend the expiration date.  (See Section 6)

Q16.                     Once I surrender my exchanged options, is there anything I must do to receive the new options?

A16.                       No.  Once your exchanged options have been cancelled, there is nothing that you must do to receive your new options.  Your new options will be promptly delivered to you following the date that the exchanged options are cancelled.  In order to vest in the shares covered by the new option grant, you will generally need to remain an employee through December 28, 2011.

Q17.                     If I receive new options for exchanged options, do I need to exercise my new options in order to receive shares?

A17.                       Yes.  You must exercise your new options in order to receive the shares subject to the award.  New options which do not vest before they are terminated or expire will be forfeited.  Your new options will not be exercisable until they vest.  If you do not exercise your new options while the award is outstanding and exercisable, the unexercised new options will cease to be exercisable and will be forfeited.

Q18.                     Can I exchange Granite City common stock that I acquired upon a prior exercise of Granite City options?

A18.                      No.  This offer relates only to certain outstanding options to purchase shares of Granite City common stock.  You may not exchange shares of Granite City common stock in this offer.  (See Section 2)

Q19.                     Will I be required to give up all of my rights under the cancelled options?

A19.                       Yes.  Once we have accepted your exchanged options, your exchanged options will be cancelled and you no longer will have any rights under those options.  We intend to cancel all exchanged options following the expiration of the offer, but on the same calendar day as the expiration date.  We refer to this date as the cancellation date.  We expect that the cancellation date will be June 23, 2011.  (See Section 6)

Q20.                     If I receive new options for exchanged options, will the terms and conditions of my new options be the same as my exchanged options?

A20.                       No.  Your new options will have a different exercise price and vesting schedule than your exchanged options.  (See Question and Answer 1 and 11 and Section 9)

Your new options will be granted under the Plan and will be subject to a stock option agreement.  The form of stock option agreement has been filed as an exhibit to the Schedule TO of which this Offer to Exchange is a part and is available on the SEC’s website at www.sec.gov.  (See Section 9)

Until your new options vest and you exercise and are issued shares for your exercised new options, you will not have any of the rights or privileges of a shareholder of Granite City with respect to the shares issuable upon exercise of the new options.  Once you have been issued the shares of common stock, you will have all of the rights and privileges of a shareholder with respect to those shares, including the right to vote and to receive dividends.

Q21.                     What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A21.                       If you choose not to participate or your options are not accepted for exchange, your existing options will (a) remain outstanding until they expire by their terms, (b) retain their current exercise price, (c) retain their current vesting schedule and (d) retain all of the other terms and conditions as set forth in the relevant agreements related to such options and the plans under which they were granted.  (See Section 6)

Q22.                     How does Granite City determine whether an option has been properly tendered?

A22.                       We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options.  Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any election form or any options tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept.  We will accept all properly tendered eligible options that are not validly withdrawn, subject to the terms of this offer.  No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us.  We have no obligation to give notice of any defects or irregularities in any election form and we will not incur any liability for failure to give any notice.  (See Section 4)

Q23.                     Will I have to pay taxes if I participate in the offer?

A23.                       If you participate in the offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange.  However, you normally will have taxable income when you exercise your new options, at which time Granite City also may have a tax withholding obligation.  Granite City will satisfy tax withholding obligations, if applicable, in the manner specified in your new option agreement.  You also may have taxable capital gain when you sell the shares underlying your new options.  You should consult with your tax advisor to determine the personal tax consequences to you of participating in this offer.  (See Section 14)

Q24.                     What if Granite City is acquired by another company?

A24.                       Although we currently are not anticipating being acquired by another company, a merger or consolidation with or an acquisition by another company could affect the offer.  For example, we could withdraw the offer prior to the expiration date, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreements, and you will receive no new options in exchange for them.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of this offer.  Termination of your employment for this or any other reason before the expiration date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new options or other benefit for your tendered options.  (See Section 9)

Q25.                     Will I receive a new option agreement?

A25.                       Yes.  All new options will be subject to a new option agreement between you and Granite City, as well as the terms and conditions of the Plan.  Copies of the Plan and the form of stock option agreement have been filed as exhibits to the Schedule TO of which this Offer to Exchange is a part and are available on the SEC’s website at www.sec.gov.  (See Section 9)

Q26.                     Are there any conditions to this offer?

A26.                       Yes.  The completion of this offer is subject to a number of customary conditions.  If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered options, though we may do so at our discretion.  (See Section 7)

Q27.                     If you extend the offer period, how will you notify me?

A27.                       If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 8:30 a.m., Central Time, on the next business day following the previously scheduled expiration date.  (See Section 15)

Q28.                     How will you notify me if the offer is changed?

A28.                       If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 8:30 a.m., Central Time, on the next business day following the date on which we change the offer.  (See Section 15)

Q29.                     Can I change my mind and withdraw from this offer?

A29.                       Yes.  You may change your mind after you have submitted an election form and withdraw all of your elected options from the offer at any time before the expiration date (expected to be June 23, 2011).  If we extend the expiration date, you may withdraw your election at any time until the extended offer expires.  You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal form that Granite City receives before the expiration date.

The exception to this rule is that if we have not accepted your properly tendered options on or before July 22, 2011 you may withdraw your options at any time thereafter.  (See Section 5)

Q30.                     How do I withdraw my election?

A30.                       To withdraw your election, you must do the following before the expiration date:

1.             Properly complete and sign the enclosed withdrawal form.

2.             Deliver the properly completed and signed withdrawal form via facsimile or e-mail (via PDF or similar imaged document file) to:

Monica A. Underwood

Vice President of Finance

Granite City Food & Brewery Ltd.

Fax: (952) 215-0671

E-mail:  munderwood@gcfb.net

(See Section 5)

Q31.                     What if I withdraw my election and then decide again that I want to participate in this offer?

A31.                       If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date that is signed and dated after the date of your withdrawal form.  (See Sections 4 and 5)

Q32.                     Are you making any recommendation as to whether I should exchange my eligible options?

A32.                       No.  We are not making any recommendation as to whether you should accept this offer.  The program does carry risk (see “Risks of Participating in the Offer” beginning on page 9 for information regarding some of these risks).  As a result, you must make your own decision as to whether or not to participate in this offer.  For questions regarding personal tax implications or other investment-related questions, you should talk to your legal counsel, accountant, and/or financial advisor.

Q33.                     Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

A33.                       You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to either James G. Gilbertson by phone at (952) 215-0676 or by e-mail at jgilbertson@gcfb.net or Monica A. Underwood by phone at (952) 215-0662 or by e-mail at munderwood@gcfb.net.

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks and uncertainties, including those described below.  These risks and the risk factors under the heading entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2011 and our Annual Report on Form 10-K for the fiscal year ended December 28, 2010, each filed with the SEC, highlight the material risks of participating in this offer.  You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer.  In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

In addition, this offer and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding, among other things, our outlook, the effect of the CDP transaction, our anticipated revenue, operating expenses and liquidity, and the other risks that are otherwise described from time to time in our filings with the SEC.  When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “seek,” “project,” “can,” “could,” “may,” “will,” “would,” “plan,” or similar expressions as they relate to us are intended to identify these forward-looking statements.  All statements by us regarding future economic conditions in general and statements about our future strategy and business; development plans and growth; sales, earnings, income, expenses, operating results, profit margins, capital resource needs and competition; and ability to obtain and protect intellectual property and proprietary rights are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Offer to Exchange.  You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC.  The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained in or implied by the forward-looking statements.  The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the financial statements incorporated herein by reference, including our financial statements and notes to the financial statements included in our most recent Forms 10-K, 10-Q, and 8-K filed with the SEC.  Please see Section 17 of this Offer to Exchange entitled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain financial statements.  We caution you not to attribute undue certainty to the forward-looking statements contained in this offer, which speak only as of the date hereof.

Risks that are Specific to this Offer

Your new options will not be vested on the expiration date.  The new options will be subject to vesting, even if your eligible options are fully vested.  If you do not remain an employee with us through the date your new options vest, you generally will not be able to exercise any portion of your new options.  Instead, your new options will expire immediately upon your termination.  As a result, you will not receive any value from your new options.  Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce.  If your employment terminates for any reason before your new options vest, you generally will not receive any value from your new options.

Tax-Related Risks of this Offer

Tax effects of new options for U.S. taxpayers.  If you participate in the offer and receive new options in exchange for eligible options, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange.  However, you generally will have taxable ordinary income when you exercise your vested new options, at which time Granite City generally also will have a tax withholding obligation.  Granite City will satisfy all tax withholding obligations in the manner specified in your new option agreement.  You also may have taxable capital gains when you sell the shares underlying the new options.  Please see Section 14 of the Offer to Exchange for a discussion of the general U.S. income tax consequences associated with non-statutory stock options.

A portion of your new option may be a non-statutory stock option for U.S. tax purposes, whereas your eligible option may have been an incentive stock option.  The new options generally will be of the same type (for U.S. tax purposes) as the exchanged options, but with some exceptions.  If your exchanged options are incentive stock options for purposes of the Code, your new options will remain incentive stock options only to the maximum extent they still qualify as incentive stock options under the U.S. tax laws.  For options to qualify as incentive stock options under the current U.S. tax laws, among other requirements, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the new option exercise price.  The excess value is deemed to be a non-statutory stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws.  It is possible that by participating in this offer, your options will exceed this $100,000 limit and the excess will be non-statutory stock options.

In general, non-statutory stock options are less favorable to you from a tax perspective.  For more detailed information, please read the rest of the Offer to Exchange.  (See Section 14)

Employees whose new options are granted as incentive stock options in this offer will be required to restart the measurement periods required to be eligible for favorable tax treatment for any new incentive stock options.  In order to receive favorable tax treatment for incentive stock options, the shares subject to the new option must be held more than two years after the new option grant date and more than one year after you exercise the new option grant.  Since the new options are deemed to be a completely new grant for purposes of the incentive stock option rules, employees will not receive any credit for the time during which the exchanged option was held.  As a result, in order for the new incentive stock options to be eligible for favorable U.S. federal tax treatment, you must wait to sell the shares subject to your new incentive stock option until the passage of more than two years from the new option grant date and more than one year after the exercise of the option.  If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the new option shares over the exercise price of the new option will be treated as long-term capital gain.  (See Section 14)

The offer currently is expected to remain open for 29 calendar days.  However, if we extend the offer so that it remains open for 30 or more days, employees will be required to restart the measurement periods necessary to qualify incentive stock options for favorable tax treatment, even if they choose not to exchange the options in the offer.  Generally, your incentive stock option qualifies for favorable tax treatment if you hold the option for more than two years after the grant date and for more than one year after the date of exercise.  We do not expect that the exchange will affect the eligibility of any incentive stock options that are not tendered for exchange, for favorable tax treatment under U.S. tax laws.  Thus, if you do not tender your option, the holding periods will continue to be measured from your original grant date.

However, if the offer period lasts for 30 days or more, then any eligible options that are incentive stock options that you have not exchanged will be deemed modified, and the holding period for such options will restart.  As a result, in order to qualify for favorable tax treatment, you would not be able to sell or otherwise dispose of any such options upon exercise thereof until more than two years from the date this offer commenced on May 25, 2011, and more than one year after the date you exercise such options.

Note that some of your exchanged options that are incentive stock options may be exchanged for new options that are non-statutory stock options.

Risks Related to Our Business, Generally

We recently replaced a majority of the members of our board and made changes in our senior management, including our chief executive officer.  Our failure to successfully capitalize on these management changes or the failure of new senior management to successfully manage our operations may adversely affect our business.  Effective May 10, 2011, upon the closing of our preferred stock issuance to Concept Development Partners LLC, or CDP, which we refer to as the CDP transaction, four of our incumbent directors resigned, the size of our board was increased from seven to eight persons, and the following persons were elected to our board:  Fouad Z. Bashour, Robert J. Doran, Louis M. Mucci, Michael S. Rawlings and Michael H. Staenberg.  Mr. Bashour was also appointed to serve as our Chairman of the Board and Mr. Doran was also elected to serve as our Chief Executive Officer.  Our future success depends on the ability of our board and our senior management team to work together with our pre-existing senior management team to successfully implement our strategies and manage our operations.

We may fail to realize the anticipated benefits of the CDP transaction.  Our future performance may depend on our ability to realize the benefits of the CDP transaction.  We may not successfully execute our growth strategy of building new restaurants, creating private dining rooms, expanding bar areas of existing restaurants and improving our technology.  Furthermore, even with the related lease restructuring and permanent rent reductions, we may not be able to continue to generate cash flow from operations, and we will need substantial capital in the future to grow our business.  If we are not able to develop successful strategies and implement a business plan that achieves these objectives and benefits from our relationship with CDP, the benefits of the CDP transaction may not be realized, which would have an adverse impact on our company and the market price of our shares.

We have a history of losses and no assurance of future profitability.  We have incurred losses in each fiscal year since inception.  We had net losses of approximately $87,000 for the fiscal quarter ended March 29, 2011, approximately $4.5 million for the fiscal year ended December 28, 2010 and approximately $9.6 million for the fiscal year ended December 29, 2009.  As of March 29, 2011, we had an accumulated deficit of approximately $55.8 million.  We cannot assure you that we will materially increase our revenue, and even if we substantially increase our revenue, we cannot assure you that we will achieve profitability or positive cash flow.  If we do achieve profitability, we cannot assure you that we would be able to sustain or increase profitability on a quarterly or annual basis in the future because our operating results can be affected by changes in guest tastes, the popularity of handcrafted beers, economic conditions, and the level of competition in our markets.

Disruptions in the national economy and the financial markets have adversely impacted our business and may further impact our business.  The restaurant industry has been adversely affected by economic factors, including the deterioration of national, regional and local economic conditions, declines in employment levels, and shifts in consumer spending patterns, since 2008.  Disruptions in the overall economy and volatility in the financial markets have reduced, and may continue to reduce, consumer confidence in the economy, negatively affecting consumer restaurant spending, which could adversely affect our financial position and results of operations.  As a result, any decrease in cash flow generated from our business could adversely affect our financial position and our ability to fund our operations.  In addition, macroeconomic disruptions, as well as the restructuring of various commercial and investment banking organizations, could adversely affect our ability to access the credit and equity markets.  This disruption in the credit and equity markets has also adversely affected the availability of financing for our operations and expansion.  There can be no assurance that government responses to the disruptions in the financial markets will restore consumer confidence, stabilize the markets, or increase liquidity and the availability of credit.  If the economy does not successfully recover from the economic downturn that began to affect the restaurant industry in 2008, we cannot assure you that we can reduce costs to a level necessary to offset potentially lower revenue.  Depending upon the future economic conditions, we may need to raise additional capital and/or close restaurants to continue operating.

CDP has substantial control over us, which could reduce your ability to receive a premium for your shares through a change in control.  In May 2011, CDP acquired beneficial ownership of approximately 57.7% of our common stock.  In addition, under our stock purchase agreement with CDP dated February 8, 2011, CDP nominated five persons to serve on our board of directors.  Finally, CDP and DHW, formerly our majority shareholder and the direct or indirect landlord of 17 of our locations, have entered into a shareholder and voting agreement, pursuant to which:

•                                          DHW agrees to vote its shares for CDP’s five nominees to our board of directors;

•                                          CDP agrees to vote its shares for DHW’s two nominees to our board of directors;

•                                          at any meeting of our shareholders, DHW agrees to vote its shares in the same manner as CDP on any other matter presented to the shareholders; and

•                                          DHW granted an irrevocable proxy to CDP to vote all of the shares of our common stock which are owned by DHW.

As a result of the foregoing, CDP has a significant influence on the outcome of all corporate actions requiring shareholder approval independent of how our other shareholders may vote, including:

•                                          the election of our directors;

•                                          any amendment of our articles of incorporation or bylaws;

•                                          the approval of mergers and other significant corporate transactions, including a sale of substantially all of our assets; and

•                                          the defeat of any non-negotiated takeover attempt that might otherwise benefit our other shareholders.

The decline in visitors to retail centers, shopping malls, or entertainment centers where our restaurants are located which began in 2008 has negatively affected and could continue to negatively affect our restaurant sales and may require us to record an impairment charge for restaurants performing below expectations.  Our restaurants are primarily located in high-activity areas such as retail centers, shopping malls, lifestyle centers, and entertainment centers.  We depend on high visitor rates at these centers to attract guests to our restaurants.  Given current economic conditions, consumers have been under increased economic pressures and as a result, many have changed their discretionary spending patterns.  Many consumers are dining out less frequently than in the past and/or have decreased the amount they spend on meals while dining out.  As guest traffic decreases, lower sales result in decreased leverage that leads to declines in operating margins.  If visitor rates to these centers continue to decline due to economic or political conditions, anchor tenants closing in retail centers or shopping malls in which we operate, further changes in consumer preferences or shopping patterns, higher frequency of online shopping, further changes in discretionary consumer spending, increasing gasoline prices, or otherwise, our revenue could decline and adversely affect our results of operations, including the possible need to record an impairment charge for restaurants that are performing below expectations.

Changes in discretionary consumer spending could negatively impact our results.  Our success depends to a significant extent on numerous factors affecting discretionary consumer spending, including general economic conditions, disposable consumer income and consumer confidence.  In a weak economy, our customers have reduced and may continue to reduce their level of discretionary spending which impacts the frequency with which our customers choose to dine out and the amount they spend when they do dine out, thereby reducing our revenue.  Adverse economic conditions could continue to reduce guest traffic or impose practical limits on pricing, either of which could materially adversely affect our business, financial condition, results of operations and cash flows.

Our geographic concentration could have a material adverse effect on our business, results of operations and financial condition.  We operate restaurants in the Midwestern United States and may be particularly susceptible to adverse trends and economic conditions in this geographic market, including its labor market, which could adversely impact our operating results.

Less mature restaurants may vary in profitability and levels of operating revenue.  Our less mature restaurants typically experience higher operating costs in both dollars and as a percentage of revenue when compared to mature restaurants due to the inefficiencies typically associated with less mature restaurants.  Some or all of our less mature restaurants may not attain operating results similar to those of our mature restaurants.

We are subject to all of the risks associated with leasing space subject to long-term non-cancelable leases.  Our leases generally are long term in nature.  While several lease terms have been reduced as a result of the October 2009 debt conversion transaction with DHW, most of our leases have 13 to 20 years remaining on their terms with options to renew in five-year increments (at increased rates).  All of our leases require fixed annual rent, although some require payment of additional contingent rent if restaurant sales exceed a negotiated amount.  Generally, our leases are “triple net” leases, which require us to pay all of the cost of insurance, taxes, maintenance and utilities.  We generally cannot cancel these leases.  Future sites that we lease are likely to be subject to similar long-term non-cancelable leases.  If an existing or future restaurant is not profitable, and we decide to close it, we may nonetheless be committed to perform our obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term.

Our business is subject to seasonal fluctuations.  Historically, sales in most of our restaurants have been higher during the second and third quarters of each year.  As a result, it is probable that our quarterly operating results and comparable restaurant sales will continue to fluctuate as a result of seasonality.  Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year and comparable restaurant sales of any particular future period may decrease.

You should not rely on past increases in our average restaurant revenues or our comparable restaurant sales as an indication of future operating results because they may fluctuate significantly.  A number of factors historically have affected, and are likely to continue to affect, our average restaurant revenue and/or comparable restaurant sales, including, among other factors:

•                                          our ability to execute our business strategy effectively;

•                                          our ability to expand;

•                                          initial sales performance by our restaurants;

•                                          the timing of restaurant openings and related expenses;

•                                          levels of competition in one or more of our markets; and

•                                          general economic conditions and consumer confidence.

Our same store sales decreased from 2008 into 2010.  Continued decreases in our same store sales could cause the price of our common stock to decrease.

Our profitability depends in large measure on food, beverage and supply costs which are not within our control.  We must anticipate and react to changes in food, beverage and supply costs.  Various factors beyond our control, including climatic changes and government regulations, may affect food and beverage costs.  Specifically, our dependence on frequent, timely deliveries of fresh beef, poultry, seafood and produce subjects us to the risks of possible shortages or interruptions in supply caused by adverse weather or other conditions, which could adversely affect the availability and cost of any such items.  Historically, commodity prices have fluctuated, often increasing, due to seasonal or economic issues and we cannot assure you that we will be able to anticipate or react to increasing food and supply costs in the future.  We are also subject to the general risks of inflation.  Our restaurants’ operating margins are further affected by fluctuations in the price of utilities such as electricity and natural gas, whether as a result of inflation or otherwise, on which the restaurants depend for their energy supply.  The failure to anticipate and respond effectively to an adverse change in any of these factors could materially and adversely affect our business, financial condition, results of operations and cash flows.

If our distributors or suppliers do not provide food and beverages to us in a timely fashion, we may experience short-term supply shortages, increased food and beverage costs, and quality control problems.  We have entered into contracts through 2016 with certain suppliers of raw materials (primarily hops) for minimum purchases both in terms of quantity and in pricing.  However, if the national distributor that provides food and beverages to all our restaurants, or other distributors or suppliers, cease doing business with us, we could experience short-term supply shortages in some or all of our restaurants and could be required to purchase food and beverage products at higher prices until we are able to secure an alternative supply source.  If these alternative suppliers do not meet our specifications, the consistency and quality of our food and beverage offerings, and thus our reputation, guest patronage, revenue and results of operations, could be adversely affected.  In addition, any delay in replacing our suppliers or distributors on acceptable terms could, in extreme cases, require us to remove temporarily items from the menus of one or more of our restaurants, which also could materially adversely affect our business, financial condition, results of operations and cash flows.

Our inability to successfully and sufficiently increase menu prices to address cost increases could result in a decline in margins.  We utilize menu price increases to help offset cost increases, including increased costs for food commodities (such as pork, beef, fish, poultry and dairy products), minimum wages, employee benefits, insurance arrangements, construction, energy, fuel, and other costs.  Although we do not believe we have experienced significant consumer resistance to our past price increases, we cannot provide assurance that future price increases will not deter guests from visiting our restaurants or affect their purchasing decisions.  If we are unsuccessful at raising prices, our business, financial condition, results of operations and cash flows could be harmed.

The need for additional advertising may arise, which could increase our operating expenses.  We have generally relied on our high profile locations, operational excellence, “word-of-mouth,” and limited paid advertising to attract and retain restaurant guests.  During 2010, our radio and television advertising costs accounted for less than one percent of our net sales.  Should we conclude that additional paid advertising is necessary to attract and retain guests, our operating expenses could increase and our financial results could be adversely affected.

Changes in consumer preferences as a result of new information regarding diet, nutrition and health could negatively impact our results.  Our operating results may be affected by changes in guest tastes, the popularity of handcrafted beers, general economic and political conditions and the level of competition in our markets.  Our continued success depends, in part, upon the popularity of micro-brewed beers and casual, broad menu restaurants.  Shifts in consumer preferences away from these beers and this dining style could materially adversely affect any future profitability.  In addition, our success depends on our ability to adapt our menu to trends in food consumption.  If consumer eating habits change significantly and we are unable to respond with appropriate menu offerings, it could materially affect demand for our menu offerings resulting in lost customers and adversely impact our business, financial condition, results of operations and cash flows.

Health concerns or negative publicity regarding our restaurants or food products could affect consumer preferences and could negatively impact our results of operations.  Like other restaurant chains, consumer preferences could be affected by health concerns or negative publicity concerning food quality, illness and injury generally, such as negative publicity concerning salmonella, E. coli, “mad cow” or “foot-and-mouth” disease, publication of government or industry findings concerning food products served by us, or other health concerns or operating issues stemming from one restaurant or a limited number of restaurants.  This negative publicity may adversely affect demand for our food and could result in a decrease in customer traffic to our restaurants.  A decrease in customer traffic to our restaurants as a result of these health concerns or negative publicity could materially adversely affect our business, financial condition, results of operations and cash flows.

We may be unable to recruit, motivate and retain qualified employees.  Our success depends, in part, upon our ability to attract, motivate and retain a sufficient number of qualified employees, including trained brewing personnel, restaurant managers, kitchen staff and wait staff.  Qualified individuals needed to fill these positions could be in short supply in one or more of our markets.  In addition, our success depends upon the skill and experience of our restaurant-level management teams.  Our inability to recruit, motivate and retain such individuals may result in high employee turnover which could have a material adverse effect on our business, financial condition, results of operations and cash flows.  Additionally, competition for qualified employees could require us to pay higher wages and provide additional benefits to attract sufficient employees, which could result in higher labor costs.

The loss of key personnel could adversely affect our business.  Our success depends to a significant extent on the performance and continued service of members of our senior management and certain other key employees.  Competition for employees with such specialized training and deep backgrounds in the restaurant industry is intense and we cannot assure you that we will be successful in retaining such personnel.  In addition, we cannot assure you that employees will not leave or compete against us.  If the services of any member of management become unavailable for any reason, it could adversely affect our business and prospects.

We may be unable to successfully compete with other restaurants in our markets.  The restaurant industry is intensely competitive.  There are many well-established competitors with greater financial, marketing, personnel and other resources than ours, and many of such competitors are well established in the markets where we have restaurants.  Additionally, other companies may develop restaurants with similar concepts in our markets.  Any inability to successfully compete with restaurants in our markets could prevent us from increasing or sustaining our revenue and result in a material adverse effect on our business, financial condition, results of operations and cash flows.  We may also need to make changes to our established concept in order to compete with new and developing restaurant concepts that become popular within our markets.  We cannot assure you that we will be successful in implementing such changes or that these changes will not increase our expenses.

Our success depends on our ability to protect our proprietary information.  Failure to protect our trademarks, service marks, trade secrets and patents could adversely affect our business.  Our business prospects depend in part on our ability to develop favorable consumer recognition of the Granite City Food & Brewery name.  Although our service marks are federally registered trademarks with the United States Patent and Trademark Office, our trademarks could be imitated in ways that we cannot prevent.  We rely on trade secrets, proprietary know-how, concepts and recipes.  Our methods of protecting this intellectual property may not be adequate, however, and others could independently develop similar know-how or obtain access to our trade secrets, proprietary know-how, concepts and recipes.  If future trademark registrations are not approved because third parties own these trademarks, our use of these trademarks would be restricted unless we enter into arrangements with the third party owners, which might not be possible on commercially reasonable terms or at all.  Moreover, we may face claims of misappropriation or infringement of third parties’ rights that could interfere with our use of trade secrets, proprietary know-how, concepts or recipes.  Defending these claims may be costly and, if unsuccessful, may prevent us from continuing to use this proprietary information in the future, and may result in a judgment or monetary damages.

In May 2011, the United States Patent and Trademark Office granted us a patent for our proprietary beer brewing process.  This patent covers the method and apparatus for maintaining a centralized facility for the production of unfermented and unprocessed hopped wort (one of the last steps of the beer brewing production process) which is then transported to our restaurant fermentation tanks where it is finished into beer.  We received another patent in June 2010 for an apparatus for distributed production of beer.  Our patents may be successfully challenged by others or invalidated.  In addition, any patents that may be granted to us may not provide us a significant competitive advantage.  We also have an additional patent application pending with the United States Patent and Trademark Office relating to a method of production of beer for distribution.  We cannot provide assurance that any additional patents will be granted.  If we fail to protect or enforce our intellectual property rights successfully, our competitive position could suffer.  We may be required to spend significant resources to monitor and protect our intellectual property rights.  We may not be able to detect infringement and may lose competitive position in the market.

Our operations depend upon governmental licenses or permits.  Our business depends upon obtaining and maintaining required food service, liquor and brewing licenses for each of our restaurants.  If we fail to hold all necessary licenses, we may be forced to close affected restaurants or limit the food and beverage offerings at our affected locations.  We must comply with federal licensing requirements imposed by the United States Department of Treasury, Alcohol and Tobacco Tax and Trade Bureau, as well as licensing requirements of states and municipalities where we operate restaurants.  Failure to comply with federal, state or local regulations could cause our licenses to be revoked or force us to cease brewing and selling our beer.  Typically, licenses must be renewed annually and may be revoked and suspended for cause at any time.  Although we do not anticipate any significant problems in obtaining required licenses, permits or approvals, any delays or failures to obtain required licenses, permits or approvals could delay existing operations or expansion.  We are at risk that state regulations concerning brewery restaurants or the interpretation of these regulations may change.

Regulations affecting the operation of our restaurants could increase our operating costs and restrict expansion.  We are subject to a variety of federal and state labor laws, such as minimum wage and overtime pay requirements, unemployment tax rates, workers’ compensation insurance rates and citizenship requirements.  Government-mandated increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, or increased tax reporting and tax payment requirements for employees who receive gratuities or a reduction in the number of states that allow tips to be credited toward minimum wage requirements could increase our labor costs and reduce our operating margins.  In addition, the Federal Americans with Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment.  Although our restaurants are designed to be accessible to the disabled, we could be required to make modifications to our restaurants to provide service to, or make reasonable accommodations for, disabled persons.

We may face liability under dram shop statutes.  Our sale of alcoholic beverages subjects us to “dram shop” statutes in some states.  These statutes allow an injured person to recover damages from an establishment that served alcoholic beverages to an intoxicated person.  If we receive a judgment substantially in excess of our insurance coverage, or if we fail to maintain our insurance coverage, our business, financial condition, results of operations and cash flows could be materially adversely affected.

Litigation could have a material adverse effect on our business.  We are, from time to time, the subject of complaints or litigation from guests alleging food borne illness, injury or other food quality, health or operational concerns.  We could be adversely affected by publicity resulting from such allegations, regardless of whether such allegations are valid or whether we are liable.  We are also subject to complaints or allegations from former or current employees from time to time.  A lawsuit or claim could result in an adverse decision against us that could have a materially adverse effect on our business.  Additionally, the costs and expense of defending ourselves against lawsuits or claims, regardless of merit, could have an adverse impact on our business and could cause variability in our results compared to expectations.

Compliance with changing regulation of corporate governance, public disclosure and financial accounting standards may result in additional expenses and affect our reported results of operations.  Keeping informed of, and in compliance with, changing laws, regulations and standards relating to corporate governance, public disclosure and accounting standards, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act, as well as new and proposed SEC regulations, NASDAQ Stock Market rules and accounting standards, has required an increased amount of management attention and external resources.  Compliance with such requirements may result in increased general and administrative expenses and an increased allocation of management time and attention to compliance activities.  Additionally, changes to existing rules or current practices may adversely affect our reported financial results.

We may be exposed to potential risks relating to our internal controls over financial reporting.  If we identify significant deficiencies or material weaknesses in our internal controls over financial reporting that we cannot remediate in a timely manner, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could be adversely affected.  In addition, if our independent registered public accounting firm is unable to rely on our internal controls over financial reporting in connection with its audit of our financial statements, and in the further event that they are unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, it is possible that we could receive a qualified or adverse audit opinion on those financial statements.  In that event, the market for our common stock could be adversely affected.

Increases in state or federal minimum wage or required benefits could negatively impact our operating results.  Various federal and state labor laws govern our relationship with our employees, including such matters as minimum wage requirements, overtime and working conditions.  There have been increases in the federal and some state minimum wage requirements, and there may be additional increases in the future.  Some states in which we operate, specifically Illinois and Ohio, have minimum wages that are higher than the federal level.  A substantial majority of employees working in our restaurants receive compensation equal to the applicable minimum wage, and future increases in the minimum wage will increase our operating expenses.  In addition, some states have periodically proposed laws that would require companies such as ours to provide health benefits to all employees.  Additional governmental mandates such as an increased minimum wage, an increase in paid leaves of absence, extensions of health benefits or increased tax reporting and payment requirements for employees who receive gratuities, could negatively impact our operating results.

Limitations in our insurance coverage could adversely affect our operations in certain circumstances.  We have comprehensive insurance, including workers’ compensation, employee practices liability, general liability, business interruption, fire and extended coverage and property insurance.  However, there are certain types of losses which may be uninsurable or not economically insurable.  Such hazards may include earthquake, hurricane and flood losses.  If such a loss should occur, we would, to the extent that we are not covered for such loss by insurance, suffer a loss of the capital invested in, as well as anticipated profits and/or cash flow from, such damaged or destroyed properties.  Punitive damage awards are generally not covered by insurance; thus, any awards of punitive damages as to which we may be liable could adversely affect our ability to continue to conduct our business or to develop future restaurants.  We cannot assure you that any insurance coverage we maintain will be adequate, that we can continue to obtain and maintain such insurance at all, or that the premium costs will not rise to an extent that they adversely affect our business or our ability to economically obtain or maintain such insurance.

Risks Related to Restaurant Expansion

We have significant capital needs and cannot give assurance that financing will be available to us to pursue expansion.  We require significant capital for our operations and for expansion.  We have had no restaurant expansion since February 2009 due to concerns over the economy and the lack of capital to develop additional restaurants.  We intend to enhance existing restaurants to increase their revenue potential and will seek to develop at least one new restaurant within 12 months following the May 2011 closing of the CDP transaction.

We cannot assure you that we will be able to obtain financing for expansion on favorable terms or at all.  If we raise additional capital through the issuance of our equity securities, such issuance may be at prices below the market prices of our common stock, and our shareholders may suffer significant dilution.  Further, additional debt financing, if available, may involve significant cash payment obligations, covenants and financial ratios that restrict our ability to operate and grow our business, and would cause us to incur additional interest expense and financing costs.  The failure to obtain financing for growth could materially adversely affect our business, financial condition, results of operations and cash flows.  Further, if debt financing does become available, we may be adversely affected by changes in interest rates.  Changes in interest rates will also affect our lease rates and can be expected to adversely impact our operating results.

Our business could be materially adversely affected if we are unable to expand in a timely and profitable manner.  To continue to grow, we must open new restaurants on a profitable basis.  The capital resources required to develop each new restaurant are significant.  Expansion may be delayed or curtailed:

•                                          if we are unable to obtain acceptable equipment financing of restaurants;

•                                          if future cash flows from operations fail to meet our expectations;

•                                          if costs and capital expenditures for restaurant development exceed anticipated amounts;

•                                          if we incur unanticipated expenditures related to our operations; or

•                                          if we are required to reduce prices to respond to competitive pressures.

We estimate that our cost of opening a new Granite City Food & Brewery restaurant, leased from a third party, ranges from $1.0 million to $1.5 million, which includes furniture, fixtures and equipment and pre-opening costs.  This assumes land and building costs are financed by a developer under a sale-leaseback arrangement.  Actual costs may vary significantly depending upon a variety of factors, including the site and size of the restaurant, conditions in the local real estate and employment markets, and leasing arrangements.

Even with adequate financing, we may experience delays in restaurant openings which could materially adversely affect our business, financial condition, results of operations and cash flows.  Our ability to expand depends upon a number of factors, some of which are beyond our control, including:

•                                          identification and availability of suitable restaurant sites;

•                                          competition for restaurant sites;

•                                          securing required governmental approvals, licenses and permits;

•                                          the availability of, and our ability to obtain, adequate supplies of ingredients that meet our quality standards; and

•                                          recruitment of qualified operating personnel, particularly general managers and kitchen managers.

In addition, we may enter geographic markets in which we have no prior operating experience.  These new markets may have demographic characteristics, competitive conditions, consumer tastes and discretionary spending patterns different than those present in our existing markets, which may cause any new restaurants to be less successful than our existing restaurants.

Unanticipated costs or delays in the development or construction of future restaurants could prevent our timely and cost-effective opening of future restaurants.  We rely upon contractors for the construction of our restaurants.  After construction, we invest heavily in leasehold improvements for completion of our restaurants.  Many factors could adversely affect the costs and time associated with the development of future restaurants, including:

•                                          availability of labor;

•                                          shortages of construction materials and skilled labor;

•                                          management of construction and development costs of restaurants;

•                                          adverse weather;

•                                          unforeseen construction problems;

•                                          environmental problems;

•                                          zoning problems;

•                                          federal, state and local government regulations, including licensing requirements;

•                                          modifications in design; and

•                                          other increases in costs.

Any of these factors could give rise to delays or cost overruns which may prevent us from developing future restaurants within anticipated budgets and expected development schedules.  Any such failure could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may not be able to manage expansion.  Even if we successfully recommence expansion, we will face many additional business risks, including the risk that our existing management, information systems and financial controls will be inadequate.  We cannot predict whether we will be able to respond on a timely basis to all of the changing demands that expansion will impose on management and these systems and controls.  Expansion also will place increased demands on human resources, purchasing and restaurant opening teams.  If we fail to continue to improve management, information systems and financial controls, or if we encounter unexpected difficulties during expansion, we may be unable to grow and/or maintain current levels of operating performance in our existing restaurants.

Risks Related to Our Securities

Fluctuations in our operating results may decrease the price of our securities.  Our operating results may fluctuate significantly because of several factors, including the operating results of our restaurants, changes in food and labor costs, increases or decreases in comparable restaurant sales, general economic conditions, consumer confidence in the economy, changes in consumer preferences, nutritional concerns and discretionary spending patterns, competitive factors, the skill and the experience of our restaurant-level management teams, the maturity of each restaurant, adverse weather conditions in our markets, our ability to recommence expansion, and the timing of future restaurant openings and related expenses.  Consequently, our operating results may fall below the expectations of public market analysts and investors for any given reporting period.  In that event, the price of our common stock would likely decrease.

Shareholders may have difficulty selling our common stock.  We cannot assure you of an active public market for our common stock.  Selling our common stock may be difficult because of the limited quantity of shares that may be bought and sold in the public market, the possibility that transactions may be delayed, and a low level of security analyst and news media coverage.  These factors could contribute to lower prices and larger spreads in the bid and ask prices for our common stock.

Our articles of incorporation, bylaws and Minnesota law may discourage takeovers and business combinations that our shareholders might consider in their best interests.  Anti-takeover provisions of our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and Minnesota law could diminish the opportunity for shareholders to participate in acquisition proposals at a price above the then current market price of our common stock.  For example, our board of directors, without further shareholder approval, may issue up to 7,000,000 additional shares of preferred stock and fix the powers, preferences, rights and limitations of such class or series, which could adversely affect the voting power of our common stock.  In May 2011, we issued 3,000,000 shares of 9% Series A Convertible Preferred Stock to CDP.  In addition, our Amended and Restated Bylaws provide for an advance notice procedure for the nomination of candidates to our board of directors that could have the effect of delaying, deterring or preventing a change in control.  Further, as a Minnesota corporation, we are subject to provisions of the Minnesota Business Corporation Act, or MBCA, regarding “control share acquisitions” and “business combinations.” We may, in the future, consider adopting additional anti-takeover measures.  The authority of our board of directors to issue undesignated preferred stock, our advance notice procedure for nominations, and the anti-takeover provisions of the MBCA, as well as any future anti-takeover measures adopted by us, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of our company not approved by our board of directors.

If we do not maintain our NASDAQ listing, you may have difficulty reselling our shares.  We need to maintain certain financial and corporate governance qualifications to keep our shares listed on the NASDAQ Capital Market.  We cannot assure you that we will at all times meet the criteria for continued listing.  If we fail to maintain such qualifications, including a minimum bid price of $1.00, our shares may be delisted.

In December 2009, NASDAQ transitioned the listing of our common stock from the NASDAQ Global Market to the NASDAQ Capital Market.  We requested this transition to avoid delisting from NASDAQ due to our failure to comply with NASDAQ’s $15 million market value of public float requirement for continued listing on the NASDAQ Global Market.  We implemented a reverse stock split in January 2010 due to our failure to comply with NASDAQ’s $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market.  There can be no assurance that our stock price will continue to meet the minimum bid price requirement under NASDAQ’s rules.

In addition, we could also be subject to delisting from the NASDAQ Capital Market if we fail to maintain compliance with the other requirements for continued listing on such market.  In the event of delisting, trading, if any, would be conducted in the over-the-counter market on the OTC Bulletin Board or in the so-called “pink sheets”.  In addition, our shares could become subject to the SEC’s “penny stock rules.” These rules would impose additional requirements on broker-dealers who effect trades in our shares, other than trades with their established customers and accredited investors.  Consequently, the delisting of our shares and the applicability of the penny stock rules may adversely affect the ability of broker-dealers to sell our shares, which may adversely affect your ability to resell our shares.  If any of these events take place, you may not be able to sell as many shares as you desire, you may experience delays in the execution of your transactions and our shares may trade at a lower market price than they otherwise would.

A substantial number of shares are eligible for future sale by our current investors and the sale of those shares could adversely affect our stock price.  In February 2010, we registered for resale approximately 1.1 million shares of our common stock, including shares issuable upon the exercise of warrants or the conversion of convertible debt.  We are contractually obligated to register the 6.0 million shares of common stock issuable upon conversion of our Series A Convertible Preferred Stock and the dividends we are required to issue in the form of common stock on such preferred stock through December 31, 2013, which we have estimated to be an additional 1.0 million shares. If any of the foregoing shares, or additional shares that may be eligible for resale into the market, are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could be adversely affected.

THE OFFER

1.  Eligibility.

You are an “eligible employee” if you are an employee (including an executive officer) of Granite City as of the commencement of the offer and you remain an employee of Granite City through the expiration date.

To receive a grant of new options, you must remain an employee of Granite City through the expiration date.  If you do not remain an employee to Granite City through the expiration date, you will keep your current eligible options and they will vest and expire in accordance with their terms.  If we do not extend the offer period, the offer will expire on June 23, 2011.  Except as provided by applicable law and/or any employment agreement between you and Granite City, your employment with Granite City will remain “at-will” and can be terminated by you or Granite City at any time, with or without cause or notice.  In order to vest in your new options, you generally must remain an employee through the relevant vesting date.  If your employment with Granite City terminates for any reason before your new options fully vest, your new options will generally expire unvested.

2.  Number of options; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange options with an exercise price in excess of $6.00 per share held by eligible employees, that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date of the offer.  In order to be eligible, options must be outstanding on the expiration date of the offer.  For example, if a particular option expires during the offering period, that particular option is not eligible for exchange.

Participation in this offer is completely voluntary.  You may choose which of your eligible options you wish to exchange, but each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised.  However, you may elect to exchange the remaining portion of an option grant that you have partially exercised.  As a result, you may elect to exchange only certain eligible option grants, but you must elect to exchange the entire unexercised portion of a given grant or none of the options for that particular grant.  For example and except as otherwise described below, if you hold (1) an eligible option to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option to purchase 1,000 shares, and (3) an eligible option to purchase 2,000 shares, you may elect to exchange:

Your first eligible option grant covering the entire remaining portion of 300 shares,

Your second eligible option grant covering 1,000 shares,

Your third eligible option grant covering 2,000 shares,

Two of your three eligible option grants for the amount of shares as described above,

All three of your eligible option grants for the amount of shares as described above, or

None of your eligible option grants.

These are your only choices in the above example.  You may not elect, for example, to exchange your first eligible option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third eligible option grants.

If you are an eligible employee and hold an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option if so directed by the beneficial owner as to his or her portion in accordance with the applicable domestic relations order or comparable legal documents.  Since you are the legal owner of the eligible option, we will respect an election properly made by you and accepted by us and we will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election.

Eligible options exchanged for new options.

Subject to the terms of this offer and upon our acceptance of your properly tendered options, if you elect to exchange options, eligible employees will receive new options granted under the Plan.  The number of new options that you receive will be the same as the number of options you exchange.

All new options will have an exercise price equal to $2.00 per share.  The new option exercise price is greater than the closing price of one share our common stock as quoted by the NASDAQ Capital Market on the new grant date.  New options will be subject to the terms of the Plan and a new option agreement between you and Granite City.  The current forms of stock option agreements under the Plan have been filed as exhibits to the Schedule TO of which this Offer to Exchange is a part and are available on the SEC’s website at www.sec.gov.

The expiration date for this offer will be Midnight, Eastern Time, on June 23, 2011, unless we extend the offer period.  We may, in our discretion, extend the offer period, in which event the expiration date will refer to the latest time and date at which the extended offer expires.  See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.

3.  Purposes of the offer.

The primary purpose of this offer is to restore the retention and incentive benefits of our equity awards.  We believe that this offer will foster employee retention and better align the interests of our employees and shareholders by incentivizing employees to maximize shareholder value.  We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our eligible employees.  Our stock price, like that of many other companies in the restaurant industry, has declined significantly over the past several years.  In the same fashion as other companies, we have been impacted by the volatility in the financial and stock markets and declining consumer confidence, as well as other macro-economic factors.  As a result of these factors, some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock.  These options are commonly referred to as being “underwater.”  By making this offer, we intend to provide eligible employees with the opportunity to receive new options that have a greater retention value because the new options will have an exercise price that is lower than the underwater options.

Further, the exchange program will help to remedy the fact that we are obligated to recognize compensation expense for the underwater options, even though they are not providing their intended incentive and retention benefits, which we feel is not an efficient use of our resources.  As a result, the exchange program will allow us to realize real incentive and retention benefits from the new options issued, while reducing our compensation expense.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans, proposals, or negotiations that relate to or would result in:

•                                          Any extraordinary transaction, such as a merger, reorganization or liquidation, involving Granite City;

•                                          Any purchase, sale or transfer of a material amount of our assets;

•                                          Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•                                          Any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•                                          Any other material change in our corporate structure or business;

•                                          Our common stock being delisted from a national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

•                                          Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•                                          The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•                                          The acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

•                                          Any change in our articles of incorporation, bylaws or other governing instruments, or any actions that may impede the acquisition of control of us by any person.

In the ordinary course of business, we make changes in the composition and structure of our board of directors and/or management.  We expect that we will continue to make changes in this regard.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation.  You should evaluate carefully all of the information in this offer and consult your investment and tax advisors.  You must make your own decision about whether to participate in this offer.

4.  Procedures for electing to exchange options.

Proper election to exchange options.

Participation in this offer is voluntary.  If you choose to participate in the offer, you must deliver the properly completed election form via facsimile or e-mail (via PDF or similar imaged document file) before the deadline, currently expected to be Midnight, Eastern Time, on June 23, 2011, to:

Monica A. Underwood

Vice President of Finance

Granite City Food & Brewery Ltd.

Fax: (952) 215-0671

E-mail:  munderwood@gcfb.net

Granite City must receive your properly completed and signed election form before the expiration date.  The expiration date of this offer will be Midnight, Eastern Time, on June 23, 2011, unless we extend the offer period.

If you participate in this offer, you can decide which of your eligible options you wish to exchange.  But if you elect to exchange an individual eligible option grant, the entire portion of the grant must be exchanged.  To help you recall your eligible options and give you the information necessary to make an informed decision, we will distribute to you a summary of your eligible options.  This will list your eligible options, the grant date of your options, the vesting status of your options, the exercise price of your options, the stock plan under which your options were granted, and the number of shares subject to your options.

Your election to participate becomes irrevocable at Midnight, Eastern Time, on June 23, 2011, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date.  The exception to this rule is that if we have not accepted your properly tendered options on or before July 22, 2011, you may withdraw your options at any time thereafter.  You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5.  You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal form that Granite City receives before the expiration date.

The delivery of all documents, including election and withdrawal forms, is at your risk.  Granite City intends to confirm the receipt of your election form and/or any withdrawal form by e-mail or U.S. mail within two business days.  If you have not received a confirmation, it is your responsibility to confirm that Granite City has received your election form and/or any withdrawal form.  Only responses that are complete, signed and actually received by us by the deadline will be accepted.  Responses may be submitted only via fax or e-mail.  Responses submitted after the deadline or by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), will not be accepted.

This is a one-time offer, and we will strictly enforce the offering period.  We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept.  Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.

Our receipt of your election form is not by itself an acceptance of your options for exchange.  For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange.  We may issue this notice of acceptance by press release, e-mail or other form of communication.  Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be June 23, 2011.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options.  Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept.  We will accept all properly tendered eligible options that are not validly withdrawn.  We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options.  No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice.  This is a one-time offer.  We will strictly enforce the offering period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer.  Our acceptance of your options for exchange will constitute a binding agreement between Granite City and you upon the terms and subject to the conditions of this offer.

5.  Withdrawal rights and change of election.

You may withdraw some or all of the options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw some or all of your eligible options at any time before the expiration date, which will be Midnight, Eastern Time, on June 23, 2011, unless we extend the offer period.  If we extend the offer period, you may withdraw your options at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered eligible options promptly after the expiration of this offer, if we have not accepted your options on or before July 22, 2011, you may withdraw your options at any time thereafter.

To withdraw some or all of the options that you previously elected to exchange, you must deliver a valid withdrawal form for such options while you still have the right to withdraw the options.

To withdraw your election, you must do the following before the expiration date:

1.                                       Properly complete and sign the enclosed withdrawal form.

2.                                       Deliver the properly completed and signed withdrawal form via facsimile or e-mail (via PDF or similar imaged document file) to:

Monica A. Underwood

Vice President of Finance

Granite City Food & Brewery Ltd.

Fax: (952) 215-0671

E-mail:  munderwood@gcfb.net

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal form that Granite City receives before the expiration date.

If you withdraw your eligible options, you may elect to exchange the withdrawn options again at any time before the expiration date.  All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such eligible options before the expiration date.  To re-elect to exchange your eligible options, you must submit a new election form to Granite City before the expiration date by following the procedures described in Section 4 of this Offer to Exchange.  This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form.  Any prior election form will be disregarded.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice.  We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms.  Our determination of these matters will be final and binding.

The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk.  We intend to confirm the receipt of your withdrawal form and/or any election form by e-mail or U.S. mail within two business days.  If you have not received a confirmation, it is your responsibility to confirm that Granite City has received your withdrawal form and/or any election form.  Only responses that are complete, signed and actually received by Granite City by the deadline will be accepted.  Responses may be submitted only via fax or e-mail.  Responses submitted after the deadline or by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), will not be accepted.

6.  Acceptance of options for exchange and issuance of new options.

Upon the terms and conditions of this offer and promptly following the expiration of the offer, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date.  Once the options are cancelled, you no longer will have any rights with respect to those options.  Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the expiration date, which we anticipate to be June 23, 2011.

Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn.  We will give oral or written notice to the option holders generally of our acceptance for exchange of the options.  This notice may be made by press release, e-mail or other method of communication.

We will promptly deliver new options following the expiration of the offer.  The grant date of the new options is December 28, 2010, the date on which our compensation committee approved the exchange, subject to shareholder approval.  Our shareholders approved the option exchange on May 10, 2011.  All new options will be granted under the Plan and will be subject to a new option agreement between you and Granite City.  Promptly after the expiration date, we will provide you with your new option agreement.  You will be able to exercise your new options when and if your new options vest, as described in Section 9 of this Offer to Exchange.

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

7.  Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•                                          There will have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•                                          Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•                                          There will have occurred:

•                                          Any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States;

•                                          the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•                                          any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;

•                                          in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 20% in either the Dow Jones Industrial Average, the NASDAQ Index or the Standard & Poor’s 500 Index from the date of commencement of the offer;

•                                          the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer; or

•                                          if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•                                          A tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

•                                          any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer;

•                                          any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares; or

•                                          any new group will have been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

•                                          There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•                                          Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business, financial condition or the value of our Common Stock;

•                                          Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

•                                          Any rules or regulations by any governmental authority, the over-the-counter market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Granite City.

If any of the above events occur, we may:

•                                          Terminate the offer and promptly return all tendered options to tendering holders;

•                                          Complete and/or extend the offer period and, subject to your withdrawal rights, retain all tendered options until the extended offer expires;

•                                          Amend the terms of the offer; or

•                                          Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit.  We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date.  We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer.  If a condition is triggered, we will notify option holders and shareholders as soon as administratively possible whether we have waived an offer condition.  The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.  Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.  Price range of shares underlying the options.

The Granite City common stock that underlies your options currently is traded on the NASDAQ Capital Market under the symbol “GCFB.”  The following table sets forth the approximate high and low sales prices for our common stock for the periods indicated as reported by the NASDAQ Stock Market. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Period		High	Low
2011	First Quarter	$6.08	$1.94
	Second Quarter (through May 18, 2011)	$4.40	$2.75

2010	First Quarter	$2.49	$1.26
	Second Quarter	$2.54	$1.40
	Third Quarter	$2.05	$1.60
	Fourth Quarter	$2.11	$1.65

2009	First Quarter	$2.70	$0.84
	Second Quarter	$4.80	$0.90
	Third Quarter	$4.20	$1.68
	Fourth Quarter	$3.36	$1.98

On May 18, 2011, the last reported sale price of our common stock, as reported by the NASDAQ Capital Market was $3.80 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.  Source and amount of consideration; terms of new options.

Consideration.

We will issue new options in exchange for eligible options properly elected to be exchanged by you and accepted by us for such exchange.  Options give you the right to purchase a specified number of shares of Granite City’s common stock (fixed on the date of grant) for a fixed exercise price during a prescribed period of time.  Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive new options as described in Section 2 of this Offer to Exchange.

As of May 18, 2011, eligible employees held options eligible to be tendered to purchase 189,529 shares of common stock, with a weighted average exercise price of $23.11 per share and a weighted average remaining term of 4.69 years.  Of the eligible options, options for the purchase of 138,494 shares with a weighted average exercise price of $23.89 and a weighted average remaining term of 4.92 years were held by executive officers and options for the purchase of 51,035 shares with a weighted average exercise price of $20.99 and a weighted average remaining term of 4.07 years were held by non-executive officer employees.

If we receive and accept tenders from eligible employees of all options eligible to be tendered (a total of options to purchase 189,529 shares of common stock) subject to the terms and conditions of this offer, we will grant new options to purchase 189,529 our common stock.  If all eligible employees fully participate in the exchange, the eligible employees would acquire less than 1.7% of our fully diluted common stock upon exercise of the new options.

General terms of new options.

New options will be granted under the Plan and will be subject to a new option agreement between you and Granite City.  New options will have the same term as your exchanged options.  However, the vesting schedule of your new options will be different from the vesting schedule of your exchanged options, as described below.  The forms of stock option agreements have been filed as exhibits to the Schedule TO of which this Offer to Exchange is a part and are available on the SEC’s website at www.sec.gov.

The following description summarizes the material terms of the Plan.  Our statements in this Offer to Exchange concerning the Plan and the new options are merely summaries and do not purport to be complete.  The statements are subject to, and are qualified in their entirety by reference to the Plan and the form of stock option agreements under the Plan, which have been filed as exhibits to the Schedule TO of which this Offer to Exchange is a part and are available on the SEC’s website at www.sec.gov.  To receive copies of the Plan and the forms of stock option agreements under the Plan, please contact either James G. Gilbertson by phone at (952) 215-0676 or by e-mail at jgilbertson@gcfb.net or Monica A. Underwood by phone at (952) 215-0662 or by e-mail at munderwood@gcfb.net.  We will promptly furnish to you copies of these documents upon request at our expense.

Amended and Restated Equity Incentive Plan.

The Plan permits the granting of options, stock appreciation rights, restricted stock, restricted stock units and other awards.  The Plan is administered by the compensation committee appointed by our board of directors.  Subject to the other provisions of the Plan, the compensation committee has the power to determine the terms, conditions and restrictions of the stock options granted, including the number of stock options and the vesting criteria.

Exercise price of new options.

The exercise price of options granted under the Plan generally is determined by the compensation committee.  For purposes of this offer, the new option exercise price is $2.00 per share.  The new option exercise price is greater than the closing price of one share of our common stock as quoted by the NASDAQ Capital Market on the new grant date.  As a result, our compensation committee determined that the new option exercise price represents “fair market value” under the Plan.

Vesting of new options.

The vesting schedule of your eligible options that are exchanged in this offer for new options will no longer apply following the expiration date, and your new options will instead vest in full on December 28, 2011, one year following the date of approval of the option exchange by our compensation committee.  Consequently, even if you exchange eligible options that vested prior to the expiration of this offer, the new options granted in exchange for such eligible options will be unvested and subject to a new vesting schedule.  None of the new options will be vested on the expiration date.  Vesting is also generally subject to your continued employment with Granite City through the vesting date.  If your employment with us terminates for any reason before your new options fully vest, your new options will generally expire unvested.  New options that do not vest will be forfeited.

The term of the new options will be the same as that which applied to the eligible options before the exchange.  A new option may, however, expire earlier than its maximum term.  For instance, a new option may expire earlier in connection with your termination of employment with Granite City.  All of the circumstances in which your new option will expire prior to the maximum term of such option are described in your new option agreement and the Plan.

Form of payout.

New options granted under this offer that subsequently vest and are exercised by a recipient will be paid out in shares of our common stock.  Granite City will satisfy all tax withholding obligations in the manner specified in your new option agreement.

Adjustments upon certain events.

Events occurring before the new grant date.  If we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the applicable stock plan under which your option was granted and your option agreement.  Further, if we are acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no new options in exchange for them.  If we are acquired prior to the expiration of the offer but do not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new options, including any adjustments to the purchase price and number of shares that will be subject to the new options.  Under such circumstances, the type of security and the number of shares covered by your new option would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition.  As a result of this adjustment, you may receive new options covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options that you tendered for exchange.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate the employment of some or all of our employees before the completion of this offer.  Termination of your employment for this or any other reason before the expiration date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new options or other benefit for your tendered options.

Events occurring after the expiration date.  In the event that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of Granite City, or other change in the corporate structure of Granite City affecting the shares occurs after the expiration date, the compensation committee in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares that may be delivered under the Plan and/or the number, class, and price of shares covered by each outstanding award.

Notwithstanding any other provision of the Plan to the contrary, unless otherwise provided by the compensation committee in any award agreement, in the event of a Change in Control, any options outstanding as of the date of such Change in Control, and which are not then exercisable and vested, shall become fully exercisable and vested.  If a Change in Control occurs and either (a) all awards are not assumed by a surviving corporation or its parent or (b) the surviving corporation or its parent does not substitute awards with substantially the same terms for such awards, then the compensation committee may determine that:  (i)  some or all participants holding outstanding awards will receive, with respect to some or all of the shares subject to such awards, as of the effective date of any such Change in Control, cash in an amount equal to the excess of the fair market value of such shares immediately prior to the effective date of such Change in Control over the exercise price per share of such awards; and (ii) with respect to any granted and outstanding award, the fair market value of the shares underlying such award is less than or equal to the exercise price per share of such award as of the effective date of the applicable Change in Control and the award, therefore, shall terminate as of the effective date of the applicable Change in Control.  If the compensation committee makes a determination as set forth in clause (i) above, then as of the effective date of any such Change in Control such awards will terminate as to such shares and the participants formerly holding such awards will only have the right to receive such cash payment(s).  If the Committee makes a determination as set forth in clause (ii) above, then as of the effective date of any such Change in Control such awards will terminate, become void and expire as to all unexercised shares subject to such awards on such date, and the participants formerly holding such awards will have no further rights with respect to such awards.

Transferability of new options and eligible options.

New options you receive in connection with this offer will be subject to a new option agreement which generally will provide that new options may not be transferred in any manner other than by will or by the laws of descent and distribution.  However, the compensation committee may permit an option to be transferred during the option holder’s lifetime in the manner and to the extent determined by the compensation committee, subject to the provisions of the Plan.

Eligible options may not be transferred in any manner other than by will or by the laws of descent and distribution.

Registration and sale of shares underlying new options.

All of Granite City’s shares of common stock issuable upon the exercise of vested new options have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC.  Unless you are an employee who is considered an affiliate of Granite City for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of vested new options free of any transfer restrictions under applicable U.S. securities laws.

U.S. federal income tax consequences.

You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of new options and exchanged options, as well as the consequences of accepting or rejecting this offer.  We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

10.  Information concerning Granite City.

We are a Modern American upscale casual restaurant chain.  As of May 18, 2011, we operated 26 restaurants in 11 Midwestern states featuring on-premises breweries, substantially all of which operate under the name of Granite City Food & Brewery®.  We believe our menu features high quality yet affordable family favorite menu items prepared from made-from-scratch recipes and served in generous portions.  We believe that the sophisticated yet unpretentious restaurants, proprietary food and beverage products, attractive price points and high service standards combine for a great dining experience.

We operate a centrally-located beer production facility in Ellsworth, Iowa which facilitates the initial stage of our patented brewing process.  We believe that this brewing process improves the economics of microbrewing as it eliminates the initial stages of brewing and storage at multiple locations, thereby reducing equipment and development costs at new restaurant locations.  Additionally, having a common starting point, the beer production creates consistency of taste for our product from restaurant to restaurant.  The initial product produced at our beer production facility is transported by truck to the fermentation vessels at each of our restaurants where the brewing process is completed.  In 2007, we were granted a patent by the United States Patent Office for this brewing process.  We believe that our current beer production facility, which opened in June 2005, has the capacity to service up to 35 restaurant locations.

Our industry can be significantly affected by changes in economic conditions, discretionary spending patterns, consumer tastes, and cost fluctuations.  Over the past two years, consumers have been under increased economic pressures and as a result, many have changed their discretionary spending patterns.  Many consumers are dining out less frequently than in the past and/or have decreased the amount they spend on meals while dining out.  To offset the negative impact of decreased sales, we undertook a series of initiatives to renegotiate the pricing of various aspects of our business, effectively reducing our cost of food, insurance, payroll processing, shipping, supplies and most recently, our property and equipment rent.  We have implemented marketing initiatives designed to increase brand awareness and help drive guest traffic.  We believe these initiatives contributed to the increase in sales and guest traffic in 2010.  Although we have seen positive results in guest counts and same-store sales in 2010, we continue to monitor the economic conditions carefully as it relates to our overall business.

We maintain a website at www.gcfb.net, which is also accessible through www.gcfb.com.  We make available on our website, free of charge, our annual, quarterly and current reports, and all amendments to those reports, as soon as reasonably practicable after that material is electronically filed with, or furnished to, the SEC. Our Code of Business Conduct and Ethics and key committee charters are also available on our websites and in print upon written request to Granite City Food & Brewery Ltd., 5402 Parkdale Drive, Suite 101, Minneapolis, Minnesota 55402, Attention: Investor Relations.  Unless otherwise indicated, we do not intend to incorporate the contents of our websites into any document filed with, or furnished to, the SEC.

We were incorporated on June 26, 1997, as a Minnesota corporation and became a publicly traded company in June 2000.  Our corporate offices are located at 5402 Parkdale Drive, Suite 101, Minneapolis, Minnesota 55416, and our telephone number is (952) 215-0660.

Questions regarding this offer should be directed to:

Monica A. Underwood

Vice President of Finance

Granite City Food & Brewery Ltd.

Fax: (952) 215-0671

E-mail:  munderwood@gcfb.net

The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2010, and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2011, is incorporated herein by reference.  Please see Section 17 of this Offer to Exchange entitled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11.  Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our directors and executive officers as of May 18, 2011 appears on Schedule A to this Offer to Exchange.  Because the offer is only open to eligible employees, our non-employee directors may not participate in this offer.  As of May 18, 2011, 33 persons held options that are eligible to be tendered in this offer.  Of such total, four persons are executive officers.  Collectively, such four executive officers hold options to purchase 138,494 shares that are eligible to be tendered in this offer, which represented approximately 73.1% of the shares subject to all options that are eligible to be tendered in this offer.  The options that are eligible to be tendered in this offer represent 15.8% of the total number of options outstanding as of May 18, 2011.

The following table sets forth the number of outstanding options held by each of our executive officers, directors and control persons as of May 18, 2011.  The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock, which was 1,199,881 as of May 18, 2011.

		Number of		Percentage of
		Outstanding		Total Outstanding
Name	Position	Options		Options
Milton D. Avery	Director	12,500		1.0%
Fouad Z. Bashour	Chairman of the Board	0		0
Robert J. Doran	Chief Executive Officer and Director	0		0
Darius H. Gilanfar	Chief Operating Officer	146,742	(1)	12.2%
James G. Gilbertson	Chief Financial Officer	150,910	(2)	12.6%
Joel C. Longtin	Director	30,000		2.5%
Louis M. Mucci	Director	0		0
Dean S. Oakey	Chief Concept Officer	0		0
Michael S. Rawlings	Director	0		0
Michael H. Staenberg	Director	0		0
Monica A. Underwood	Vice President Finance	23,152	(3)	1.9%
Steven J. Wagenheim	President, Founder and Director	233,289	(4)	19.4%
Concept Development Partners LLC	10% or greater beneficial owner	0		0

(1) Includes options to purchase 24,998 shares that are eligible to be tendered in this offer.

(2) Includes options to purchase 29,166 shares that are eligible to be tendered in this offer.

(3) Includes options to purchase 8,499 shares that are eligible to be tendered in this offer.

(4) Includes options to purchase 75,831 shares that are eligible to be tendered in this offer.

As noted above, our four executive officers hold eligible options for the purchase of 138,494 shares of common stock out of the total 189,529 shares of common stock that are subject to existing options which would be eligible for surrender in the option exchange program.  Although participation in the program would be voluntary, the following chart sets for details regarding the eligible options held by our executive officers and their interests in this offer.  The options values set forth in the table below are based upon price per share of our common stock of $3.80, the closing price of one share of our common stock on the NASDAQ Capital Market on May 18, 2011.  In order to realize the benefits set forth under the caption “Option Value After Exchange,” our executive officers would be required to hold such options until they vest on December 28, 2011, exercise such options, then sell the underlying shares at the closing price on which such values were calculated.

	Number of			Option
	Securities	Current		Exercise	Option
	Underlying	Option	Current	Price	Value
	Eligible	Exercise	Option	After	After
Name	Options	Price	Value	Exchange	Exchange
Steven J. Wagenheim	4,166	$9.90	$0	$2.00	$7,498
	5,000	$14.70	$0	$2.00	$9,000
	8,333	$21.72	$0	$2.00	$14,999
	25,000	$25.86	$0	$2.00	$45,000
	16,666	$25.38	$0	$2.00	$29,998
	16,666	$37.20	$0	$2.00	$29,998
Totals:	75,831		$0		$136,493

James G. Gilbertson	29,166	$21.48	$0	$2.00	$52,498
Totals:	29,166		$0		$52,498

Darius H. Gilanfar	16,666	$25.32	$0	$2.00	$29,998
	4,166	$11.94	$0	$2.00	$7,498
	4,166	$10.50	$0	$2.00	$7,498
Totals:	24,998		$0		$44,994

Monica A. Underwood	3,333	$14.70	$0	$2.00	$5,999
	1,666	$21.72	$0	$2.00	$2,998
	2,500	$25.86	$0	$2.00	$4,500
	1,000	$31.02	$0	$2.00	$1,800
Totals:	8,499		$0		$15,297

On May 10, 2011, we granted options for the purchase of 5,000 shares of our common stock at $3.3501 per share to certain former non-employee directors (Messrs. Dunham, Gramm and Hey), in place of the non-employee director options that would have otherwise been awarded to them during 2011 in the ordinary course, which options immediately vested and are exercisable until May 10, 2016.  Other than as set forth above, to the best of our knowledge, no directors, executive officers, nor control persons engaged in transactions involving options to purchase our common stock during the past 60 days before and including May 25, 2011.

12.  Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled and, to the extent they were granted under the Plan, the shares subject to those options will be returned to the pool of shares available for grants of new awards under the Plan.  All shares returning to the Plan through such cancellations will be issued as new options due to this offer’s one-for-one exchange ratio.

Granite City accounts for stock-based compensation in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“ASC 718”).  Under ASC 718, to the extent the fair value of each award of stock options granted pursuant to the option exchange program exceeds the fair value of the surrendered options at the modification date; such excess is considered incremental compensation.  This excess, in addition to any remaining unrecognized expense for the eligible options surrendered in exchange for the new options, will be recognized by Granite City as an expense for compensation.  This expense will be recognized ratably over the vesting period of the new options in accordance with the requirements of ASC 718.  In the event that any awards of new options are forfeited prior to their vesting due to termination of an employee’s service, the compensation cost related to the forfeited stock options will not be recognized.

13.  Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NASDAQ Stock Market listing requirements, not previously satisfied, that would be required for the acquisition or ownership of our options as contemplated herein.  Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action.  We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business.  Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from delivering new options upon expiration of this offer, we will not do so.  We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect such delivery, but if the delivery is prohibited, we will not deliver any new options, you will not receive any other benefit for the options you tendered and your eligible options will not be accepted for exchange.

14.  Material U.S. federal income tax consequences.

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of options for new options pursuant to the offer for those eligible employees subject to U.S. federal income tax.  This discussion is based on the Code, its legislative history, treasury regulations promulgated under the Code, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis.  This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.  We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

We recommend that you consult your tax advisor with respect to the U.S. federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Option holders who exchange outstanding options for new options (that are non-statutory stock options) generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.  We believe that the exchange will be treated as a non-taxable exchange.  So that you are able to understand the tax consequences of your new options, we have included the following summaries of the tax consequences generally applicable to non-statutory stock options under U.S. federal tax law.

The new options generally will be of the same type (for U.S. tax purposes) as the exchanged options, but with some exceptions.  If your exchanged options are incentive stock options for purposes of the Code, your new options will remain incentive stock options only to the maximum extent they still qualify as incentive stock options under the U.S. tax laws.  For options to qualify as incentive stock options under the current U.S. tax laws, among other requirements, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the new option exercise price.  The excess value is deemed to be a non-statutory stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws.  It is possible that by participating in this offer, your options will exceed this $100,000 limit and the excess will be non-statutory stock options.

If your exchanged options are non-statutory stock options for purposes of U.S. tax law, your new options also will be non-statutory stock options.

This offer is currently expected to remain open for 29 days.  If we extend this offer such that it is open for 30 days or more, incentive stock options held by U.S. employees who do not participate in this exchange will be considered to have been modified.  The commencement date of the offer (May 25, 2011) will be considered the modification date for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options.  As a result, in order to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two (2) years from the date this offer commenced (May 25, 2011) (i.e., the date of the deemed modification) and more than one (1) year after the exercise of the option.  If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain.  For more detailed information, please see the information below.  For tax consequences relating to not exchanging eligible options that are classified for U.S. tax purposes as non-statutory stock options, please see the information below.

Non-statutory stock options.

Under current U.S. tax law, an option holder generally will not realize taxable income upon the grant of a non-statutory stock option.  However, when you exercise a non-statutory stock option, you generally will have ordinary income to the extent the fair market value of the shares on the date of exercise (and any cash) you receive is greater than the exercise price you pay.  If the exercise price of a non-statutory stock option is paid in shares of common stock or a combination of cash and shares of common stock, the excess of the value (on the date of exercise) of the shares of common stock purchased over the value of the shares surrendered, less any cash paid upon exercise, generally will be ordinary income taxable to you.

We generally will be entitled to a deduction equal to the amount of ordinary income taxable to you if we comply with applicable reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss.  The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than one year.  The holding period for the shares generally will begin at the time you recognized income.  The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.

If you were an employee at the time of the grant of the option, any income recognized upon exercise of a non-statutory stock option generally will constitute wages for which withholding will be required.

Incentive stock options.

Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option.  In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option.  However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option.  Except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to non-statutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying.  The disposition of the option shares is qualifying if it is made:

•                                          more than two years after the date the incentive stock option was granted; and

•                                          more than one year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale.  Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition.

Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option.  If an option holder engages in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

We recommend that you consult your tax advisor with respect to the U.S. federal, state, and local tax consequences of participating in the offer.

15.  Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options.  If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below.  If we extend the expiration date, we also will extend your right to withdraw tenders of eligible options until such extended expiration date.  In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 8:30 a.m., Central Time, on the next business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination.  Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer.  As a reminder, if a particular option expires after commencement, but before cancellation under the offer, that particular option is not eligible for exchange.  Therefore, if we extend the offer period for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes.  If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten business days from the date of notice of such modification.  If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and, if necessary, we will extend the offer period so that at least five business days, or such longer period as may be required by the tender offer rules, remain after such change.

16.  Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

17.  Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC.  This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including its exhibits, and the materials listed below that we have filed with the SEC before making a decision on whether to elect to exchange your options.  The rules of the SEC allow us to “incorporate by reference” information into this Offer to Exchange, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  This Offer to Exchange incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions to Form 8-K).  These documents contain important information about Granite City.

•                                          Annual Report on Form 10-K for the fiscal year ended December 28, 2010;

•                                          Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2011;

•                                          Current Reports on Form 8-K filed on February 14, 2011, February 24, 2011, March 21, 2011, April 11, 2011, May 16, 2011 and May 17, 2011; and

•                                          Description of our common stock contained in our Registration Statement on Form 8-A/A (File No. 000-29643) filed on December 22, 2005, as the same may be amended from time to time.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  Our SEC filings also are available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Granite City Food & Brewery Ltd., 5402 Parkdale Drive, Suite 101, Minneapolis, MN 55416, Attention:  Monica A. Underwood.

As you read the documents listed above, you may find some inconsistencies in information from one document to another.  If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about Granite City should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.  Financial statements.

The financial information, including financial statements and the notes thereto, included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2010, and Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2011, are incorporated herein by reference.  More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

We had a book value of approximately $0.51 per share on March 29, 2011 (calculated using shareholders’ equity as of March 29, 2011, divided by the number of outstanding shares of our common stock as of March 29, 2011).

19.  Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law.  If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law.  If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer.  You should rely only on the information in this document or documents to which we have referred you.  We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

Granite City Food & Brewery Ltd.

May 25, 2011

SCHEDULE A

INFORMATION CONCERNING EXECUTIVE OFFICERS,

DIRECTORS AND CONTROL PERSONS OF

GRANITE CITY FOOD & BREWERY LTD.

The directors and executive officers of Granite City are set forth in the following table:

Name	Position and Offices Held
Milton D. Avery	Director
Fouad Z. Bashour	Chairman of the Board
Robert J. Doran	Chief Executive Officer and Director
Darius H. Gilanfar	Chief Operating Officer
James G. Gilbertson	Chief Financial Officer
Joel C. Longtin	Director
Louis M. Mucci	Director
Dean S. Oakey	Chief Concept Officer
Michael S. Rawlings	Director
Michael H. Staenberg	Director
Monica A. Underwood	Vice President Finance
Steven J. Wagenheim	President, Founder and Director

The address of each director and executive officer is:

Granite City Food & Brewery Ltd.

5402 Parkdale Drive, Suite 101

Minneapolis, MN 55416

Concept Development Partners LLC (“CDP”) is a limited liability company organized under the laws of the State of Delaware and is primarily in the business of investing in the restaurant industry. CDP’s board of directors consists of Messrs. Fouad Bashour, Michael Rawlings, Dean Oakey and Robert Doran. CDP is minority owned by CDP-ME Holdings, LLC (“CDP-ME”) and CDP Management Partners, LLC (“CDP Management”), both Delaware limited liability companies.  Both CDP-ME and CDP Management are investment companies jointly owned and managed by Messrs. Oakey and Doran.  Each of CDP, CDP-ME and CDP Management has a principal place of business at 5724 Calpine Drive, Malibu, California 90265.

CDP is majority owned by CIC CDP LLC (“CIC CDP LLC”), a Delaware limited liability company, which is itself a wholly-owned subsidiary of CIC II LP (“CIC Fund II”), a Delaware limited partnership. CIC Fund II is an investment fund managed by its general partner, CIC II GP LLC (“CIC II GP”), a Delaware limited liability company, and ultimately owned and controlled by CIC Partners Firm LP (“CIC Partners”), Delaware limited partnership, which is a mid-market private equity firm headquartered in Dallas, Texas.  The principal business of CIC CDP LLC is the investment in the Preferred Stock.  The principal business of CIC Fund II is to be an investment fund in CIC Partners, and the principal business of CIC II GP is to act as the general partner of CIC Fund II.

CIC Partners is jointly owned and managed by Messrs. Marshall Payne, Drew Johnson, Michael Rawlings, Fouad Bashour and James C. Smith. The present principal occupation of Messrs. Payne, Johnson, Rawlings, Bashour and Smith is serving as a director of CIC Partners, and together with CIC Partners, CIC Fund II and CIC II GP, each have a principal place of business at 500 Crescent Court, Suite 250, Dallas, Texas 75201.

A-1